Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact:	Victor Dominguez CB Richard Ellis 310 354 5064	Steven Iaco Insignia Financial Group 212 984 6535

INSIGNIA FINANCIAL GROUP STOCKHOLDERS

APPROVE ACQUISITION BY CB RICHARD ELLIS

Closing Expected on July 23, 2003

New York and Los Angeles, July 22, 2003 – Insignia Financial Group, Inc. (IFS:NYSE) and CB Richard Ellis Services, Inc. today announced that Insignia’s stockholders have voted to approve CB Richard Ellis’ acquisition of Insignia. Both CB Richard Ellis’ acquisition of Insignia and Island Fund I LLC’s acquisition of Insignia’s real estate investment assets (immediately prior to the CB Richard Ellis transaction) are expected to be completed on July 23, 2003. As previously announced, holders of Insignia’s common stock will receive $11.156 per share in cash upon closing, assuming both the Island Fund and CBRE-Insignia transactions are completed, as expected.

About CB Richard Ellis

Headquartered in Los Angeles, CB Richard Ellis is one of the world’s leading real estate services companies. With approximately 9,500 employees, CB Richard Ellis serves real estate owners, investors and occupiers throughout approximately 250 owned and affiliated offices in 47 countries. CB Richard Ellis’ core services portfolio includes property sales, leasing and management, corporate services, facilities and project management, mortgage banking, investment management, capital markets, appraisal and valuation, research, and consulting. CBRE Holding, the parent of CB Richard Ellis, reported net revenues of $1.17 billion in 2002. For more information about CB Richard Ellis, visit its website at www.cbre.com.

About Insignia Financial Group, Inc.

Insignia Financial Group, Inc. (NYSE:IFS), based in New York, is among the world’s foremost real estate services and investment banking firms with a leadership position in the commercial sector. Its major operating units are: Insignia/ESG, one of the largest providers of commercial real estate services in the United States; Insignia Richard Ellis, one of the premier real estate services firms in the United Kingdom; and Insignia Bourdais, one of France’s premier commercial real estate services companies. Insignia also deploys its own capital, together with the capital of third-party investors, in principal investment activities, including co-investment in existing assets and real estate development, and provides investment management services to investment funds sponsored by the Company. Additional information about the Company is available on the corporate Web site at www.insigniafinancial.com.